EXHIBIT 2
                                                                   Sub-Item 77C

                    DREYFUS PREMIER STATE MUNICIPAL BOND FUND

                 MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS

A Special Meeting of Shareholders was held on December 18, 2002 for each series of Dreyfus Premier State Municipal Bond Fund. Below are the total shares entitled to vote at each meeting for each respective series, and the number of shares represented at the respective meeting, either in person or by proxy.

    Name of Series           Total Shares entitled        Shares Represented
                             to vote at meeting           at Meeting, in person
                                                          or by Proxy

    Connecticut Series            29,843,511.624             17,315,973.734
    Florida Series                 8,883,691.441              5,061,879.411
    Maryland Series               24,131,216.368             13,866,318.382
    Massachusetts Series           5,238,831.883              3,212,726.404
    Michigan Series                8,763,088.387              5,507,468.251
    Minnesota Series               9,183,205.493              5,561,847.188
    North Carolina Series          6,223,659.282              4,060,385.752
    Ohio Series                   20,983,864.435             12,670,611.224
    Pennsylvania Series           14,752,212.744              8,263,247.576
    Texas Series                   2,844,494.666              1,617,176.535
    Virginia Series                5,521,365.236              3,149,321.636

The following matter was duly approved by the holders of the outstanding Shares of each series of Dreyfus Premier State Municipal Bond Fund as follows:

Change to certain of the Fund's fundamental policies and investment restrictions to permit investment in other investment companies.

    Name of Series         Affirmative Votes  Negative Votes    Abstained Votes

    Connecticut Series     14,891,750.409     1,214,717.785     1,209,505.540
    Florida Series          4,398,035.021       357,475.502       306,368.888
    Maryland Series        12,039,609.776     1,196,555.830       630,152.776
    Massachusetts Series    2,718,515.643       356,711.328       137,499.433
    Michigan Series         4,798,403.448       347,760.055       361,304.748
    Minnesota Series        4,717,075.427       595,854.723       248,917.038
    North Carolina Series   3,535,588.907       345,716.723       179,080.122
    Ohio Series            10,761,539.942     1,070,876.651       838,194.631
    Pennsylvania Series     7,338,003.263       643,100.738       282,143.575
    Texas Series            1,436,676.467       128,707.731        51,792.337
    Virginia Series         2,889,124.687       158,663.448       101,533.501